Exhibit 10a

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 26, 2007, relating to the financial statements of The Prudential Discovery Select Group Variable Contract Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 28, 2007 relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 30, 2007